Dear Shareholders:

We are pleased with the third quarter results, especially in light of the general downturn in our economy. We expect there will be continued pressure on household budgets and real estate values going forward. The increase in the provision for loan losses considers our evaluation of current economic conditions, our assessment of the risk in the loan portfolio, and other relevant factors.

With all the recent news about banks and financial companies, we continue to stay focused on our core business and the communities we serve. We are still originating quality loans, managing asset quality, growing core deposits, and continuing to improve of our net interest margin. Our Board of Directors and management continue to be committed to converting the composition of our balance sheet from that of thrift to more like a commercial bank. We just completed a very successful strategic planning session. This gave the Board of Directors and management an opportunity to renew our plans to meet the many challenges ahead for the banking business in our community.

We believe this is a time to develop solid relationships with customers while fine tuning our internal operations. We recently opened our Edwardsville office and submitted application for an office in Lanesville, Indiana.

Your company had solid core earnings through the third quarter of 2008 and our capital ratios continue to exceed the regulatory requirements for "well capitalized" institutions. Our plan is to continue this path of planned growth, understanding our risk, and protecting capital. These uncertain times may be with us for many more months. Our mission is to meet the needs and challenges of our customers with a high level of service while maintaining asset quality.

Please feel free to contact me with any questions, and please remember to refer all your friends and family to First Harrison Bank.

Sincerely,

/s/ William Harrod

William Harrod
President and CEO

                              THIRD QUARTER REPORT


First Capital, Inc.


Financial Highlights (Unaudited)


CORPORATE ADDRESS

First Capital, Inc.
220 Federal Drive, NW
Corydon, Indiana 47112

COMMON SHARES

The common shares of the Company are listed on The Nasdaq Stock Market(R). The trading symbol is FCAP. In newspaper listings, Company shares are frequently listed as First Capital, Inc.

TRANSFER AGENT

Investor Relations Department
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-9982
Tel: (800) 368-5948
www.rtco.com

MARKET MAKERS

Sweeney Cartwright
Keefe, Bruyette & Woods, Inc.



Balance Sheet Highlights                                                     As of September 30,            Percent
(In thousands except per share and per share information)                     2008          2007            Change
                                                                            --------    ----------        -----------
Total loans (excluding loans held for sale)                                 $328,796     $334,929             -1.83%
Allowance for loan losses                                                      2,755        2,276             21.05%
Allowance for loan losses as a percentage
   of total loans (excluding loans held for sale)                               0.84%        0.68%            23.30%
Total assets                                                                $445,386     $446,789             -0.31%
Total deposits                                                               334,672      324,457              3.15%
Other borrowings                                                              61,315       74,060            -17.21%
Shareholders' equity                                                          46,394       45,118              2.83%
Book value per share                                                           16.57        15.98              3.71%

                                                                                                             Nine
                                                     Three Months                Nine Months                Months
Income Statement Summary                          Ended September 30,        Ended September 30,            Percent
(In thousands)                                     2008         2007           2008        2007             Change
                                                 ---------   ---------      ----------  ----------        ----------
Net interest income                                $3,900       $3,333       $11,205       $10,001            12.04%
Provision for loan losses                             602          118         1,340           378           254.50%
Noninterest income                                    928          899         2,729         2,621             4.12%
Noninterest expense                                 3,069        2,812         8,852         8,547             3.57%
Earnings before taxes                               1,157        1,302         3,742         3,697             1.22%
Provision for income taxes                            354          409         1,151         1,186            -2.95%
Net income                                            803          893         2,591         2,511             3.19%

                                                                                                             Nine
                                                     Three Months                Nine Months                Months
Other Financial Data                              Ended September 30,        Ended September 30,            Percent
                                                   2008         2007           2008        2007             Change
                                                ---------   -----------     ----------  ----------        ----------
Diluted earnings per share                       $0.29        $0.32         $0.92         $0.88                4.55%
Cash dividends per share                          0.18         0.17          0.53          0.51                3.92%
Return on average assets (annualized)             0.73%        0.81%         0.77%         0.75%               2.67%
Return on average equity (annualized)             6.90%        8.00%         7.42%         7.52%              -1.33%
Net interest margin                               3.92%        3.33%         3.68%         3.29%              11.85%
Net overhead expense as a percentage
     of average assets (annualized)               2.78%        2.54%         2.61%         2.56%               1.95%
